Exhibit 10.15

July 16, 2025

Amendment to the Employment Agreement

Effective as of April 1, 2025, Appendix A to the Employment Agreement from October 1, 2013 and its amendments shall be amended as follows:

1.	Item 1 shall be replaced by the following:

1.  Salary

The Employee shall be entitled to a gross monthly salary of 42,000 NIS (the "Base Salary"). In consideration for overtime hours the Employee shall receive a global payment of 18,000 NIS per month (the "Overtime Payment ", and together with the Base Salary, the "Salary"). A total increase of 12,100 NIS. The Overtime Payment shall be adjusted simultaneously with the adjustment of the Base Salary and the ratio of adjustment as that of the Base Salary, unless specifically stated otherwise.

2.	All other provisions of the Appendix A and of the Employment Agreement (including any Appendices or Exhibits thereto) shall remain unchanged.

3.	This increase was approved by Annual General Meeting held on July 16, 2025.

Entera Bio Ltd. By: Or Dolev, Controller Dana Yaacov, CFO	Employee: Gregory Burstein